Exhibit 10.14(i)

AMENDMENT TO THE
MINERALS TECHNOLOGIES INC.
SAVINGS AND INVESTMENT PLAN

WHEREAS, Minerals Technologies Inc. (the "Employer") heretofore adopted the Minerals Technologies Inc. Savings and Investment Plan, as amended and restated effective as of January 1, 2013 (the "Plan"); and

WHEREAS, the Employer reserved the right to amend the Plan; and

NOW, THEREFORE, the Plan is hereby amended, effective as of March 1, 2025, unless otherwise stated herein, as follows:

1.
Section 4.1(a) of the Plan, as previously amended, shall be further amended by removing the first three paragraphs thereof and replacing them with the following:

(a)
Elections.  Subject to the provisions of Section 4.2 below, a Participant may elect to contribute to the Plan a portion of his Compensation for a Plan Year on a pre-tax basis and/or in the form of designated Roth contributions.  The amount of a Participant's Compensation contributed in accordance with the Participant's election shall be withheld by the Employer from the Participant's Compensation on a ratable basis throughout the Plan Year.  Except as otherwise provided in Section 7.9, elective deferrals contributed to the Plan as one type, either as a pre-tax or a designated Roth contribution, may not later be reclassified as the other type.  For purposes of making elective deferrals pursuant to this Section, only Compensation earned while eligible to make such deferrals shall be considered. The amount deferred on behalf of each Participant shall be contributed by the Employer to the Plan and allocated to the portions of the Participant's Account consisting of pre-tax contributions and/or designated Roth contributions, as the case may be.  No contributions other than designated Roth contributions, in-plan Roth conversion amounts, and properly attributable earnings shall be credited to the Participant’s Roth account, and gains, losses and other credits or charges shall be allocated on a reasonable and consistent basis to such account.

The Plan shall maintain a record of the amount of designated Roth contributions and in-plan Roth conversions, if any, that are in each Participant’s Roth account.

Except as otherwise provided in Section 4.1(e) below, each Participant may elect to contribute from two percent (2%) to seventy-five percent (75%) of such Participant's Compensation as aggregate pre-tax and/or a designated Roth contributions. Notwithstanding the foregoing, a Participant who is a member of the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union Local 521, at Minteq International, Inc., Dover Ohio plant may make a election to defer on a pre-tax and/or Roth basis from one percent (1%) to one hundred percent (100%) of any flat rate bonus paid to him during the Plan Year that is categorized in the Employer's payroll records as a "Dover Bonus," but any such election shall be separate from the Participant's normal elections and shall be made in accordance with procedures established the Administrator.

2.
The first paragraph of Section 4.1(e) of the Plan shall be amended by adding the following sentence to the end thereof:

Effective March 1, 2025 such catch-up contributions shall include eligibility to make additional catch-up contributions for eligible Participants who have reached at least age sixty (60) but who have not yet reached age sixty-four (64) as of the close of the Plan Year, as described under Section 414(v)(B)(ii) of the Code.

3.
Section 4.2 of the Plan shall be amended by removing the current Section 4.2 in its entirety and replacing it with the following:

4.2
EMPLOYEE AFTER-TAX CONTRIBUTIONS. Subject to the following provisions of this Section 4.2, a Participant may elect to contribute from two percent (2%) to seventy-five percent (75%) of his Compensation to the Plan on an after-tax basis, in accordance with procedures and limitations established by the Administrator which shall be consistently applied and which may be changed from time to time. A Participant may prospectively elect to change or revoke the amount (or percentage) of his after-tax contributions during the Plan Year in accordance with procedures established by the Administrator. Notwithstanding the foregoing, for purposes of this Section 4.2, "Compensation" of a Participant who is a member of the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union Local 521, at Minteq International, Inc., Dover Ohio plant shall exclude any flat rate bonus paid to him during the Plan Year which is categorized on the Employer's payroll records as a "Dover Bonus."

Employee after-tax contributions shall be subject to the limitations under Section 10.3 and Section 11.1 and for any Participant the total elective deferrals made under Section 4.1 plus any after-tax contributions made under this Section 4.2 shall not exceed seventy-five percent (75%) of the Participant's Compensation for the Plan Year.

Any after-tax contributions made by a Participant shall be contributed by the Employer to the Plan and allocated to the portion of the Participant's Account consisting of after-tax contributions.

4.
Plan Section 5.1 is amended by adding the following new subsection (f) to the end thereof.

(f)
Brokerage Account Fund. In addition to funds selected by the Committee, each Participant will have the option to elect a portion of their Account that will be transferred to a brokerage account fund, which will remain part of the Trust, though it may be invested in any permitted investment selected by such Participant in accordance with rules and procedures established from time to time by the Committee or its delegate and consistent with the Plan recordkeeper’s procedures, provided that (i) the Participant’s exercise of investment directions will be subject to such restrictions as the Committee or its delegate may impose from time to time, including, without limitation, restrictions on permitted forms of investment, minimum and maximum limits on amounts that may be invested, and limitations on the time, manner, and frequency of changes in investment directions; and (ii) any fees or expenses incurred as a result of the Participant’s investment directions or selection of the brokerage account may be assessed directly against the Participant’s Account.

5.
Plan Sections 7.1 and 7.2 are amended by adding “(effective March 1, 2025, $7,000)” immediately following “$5,000” each time that it appears.

6.
Plan Section 7.2 is further amended by deleting the last paragraph thereof and replacing it with the following:

In no event shall distribution of the Participant’s vested Account be made or commence later than the April 1st following the end of the calendar year in which the Participant attains age seventy and one-half (70½), or, except for a Participant who is a five percent (5%) owner of the Employer (within the meaning of Section 401(a)(9)(C) of the Code), if later, the April 1st following the calendar year in which the Participant retires from employment with the Employer (the “required beginning date”). Notwithstanding the foregoing, effective January 1, 2020, age seventy and one-half (70½) in the preceding sentence shall be replaced with age seventy-two (72) for Participants born after June 30, 1949 and before 1951; and effective January 1, 2023 age seventy-three (73) for participants born in 1951 through 1959, and age seventy-five (75) for Participants born after 1959.

7.
Effective June 15, 2025, the penultimate paragraph in Section 8.1 of the Plan is hereby deleted and replaced with the following:

If a Participant terminates employment while any loan balance is outstanding, the Participant may repay and/or prepay such unpaid balance, and any interest due thereon, in accordance with the loan amortization schedule and any uniform terms and conditions imposed by the Committee or its delegate. In addition, any outstanding loan may, under certain circumstances, be rolled over to a qualified plan.  Any such rollover, if permitted, shall be made in accordance with rules and procedures established by the Administrator.  If such amount is not paid to the Plan, it shall be charged against the amounts that are otherwise payable to the Participant or the Participant's Beneficiary under the provisions of the Plan.

IN WITNESS WHEREOF, the Employer, by its duly authorized officer, has caused this Amendment to be executed on ____December 31, 2025___________________________.

MINERALS TECHNOLOGIES INC.

By: __/s/ Erin N. Cutler___________________________